Exhibit 99.1

Payments Operations Veteran Tim Schneible Joins Priority Technology Holdings, Inc as Chief Operating Officer

Alpharetta, GA (PR Newswire) November 2, 2018 - Priority Technology Holdings, Inc. [NASDAQ: PRTH] is pleased to announce the addition of Timothy T. Schneible as its Chief Operating Officer.

As Chief Operating Officer, Schneible will focus on streamlining Priority’s business operations with the goal of reducing operational costs, increasing efficiencies, and improving profit margins across Priority’s four revenue producing divisions: Priority Payment Systems, Priority Commercial Payments, Priority Institutional Services, and Priority Integrated Partners.

“Priority has experienced exceptional growth and organizational change in the past year. The time was right for our parent public company, Priority Technology Holdings, Inc., to expand our management team with the addition of an experienced senior payments operations executive to support the growing enterprise. We are very excited to have Tim join our team, as we believe his skill set and demeanor will fit well with our culture and business goals,” commented Thomas C. Priore, Executive Chairman of Priority Technology Holdings.

Prior to joining Priority, Schneible spent 24 years holding key operational and leadership positions in risk management, fraud and credit operations, call center management, and executive roles in payment operations for organizations including Bank One, Barclay Card U.S., Worldpay Merchant Services, and Merchant E-Solutions.

“I have been familiar with many of Priority’s senior executives, both on a personal and professional level, for several years and have admired their strategic vision for the future of payments and its impact on the growth of the company. I am excited to be joining Priority, and look forward to adding value to an already impressive organization,” said Schneible.

About Priority Technology Holdings Inc.

Priority Technology Holdings, Inc. is a leading provider of merchant acquiring and commercial payment solutions, offering unique products and service capabilities to its merchant network and distribution partners. The enterprise operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing it to provide end-to-end solutions for payment and payment-adjacent opportunities. Headquartered in Alpharetta, GA, Priority has approximately 520 employees and is led by an experienced team of payment technology executives.